SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement       [ ]     Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                           COMMISSION FILE NO. 0-20887

                                 TELIDENT, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         1) Title of each class of securities to which transaction applies:______________________________________________________
         2) Aggregate number of securities to which transaction applies:______________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______________________________________________
         4)       Proposed maximum aggregate value of
                  transaction:__________________________________________________
         5)       Total fee paid:_______________________________________________

[ ]      Fee paid previously with preliminary materials:________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         1)       Amount Previously Paid:_______________________________________
         2)       Form, Schedule or Registration Statement No.:_________________
         3)       Filing Party:_________________________________________________
         4)       Date Filed:___________________________________________________

                                 TELIDENT, INC.
                       TEN SECOND STREET, N.E., SUITE 212
                          MINNEAPOLIS, MINNESOTA 55413


                                 October 1, 1999


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Telident, Inc. (the "Company"), to be held in the Mississippi River North Room of the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, November 2, 1999, at 1:00 p.m. local time.

         At the meeting you will be asked to vote for the election of seven directors and to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000. The accompanying material contains the Notice of Annual Meeting, the Proxy Statement, which includes information about the matters to be acted upon at the meeting, and the related proxy card.

         Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope.



                                        Very truly yours,

                                        TELIDENT, INC.


                                        /s/ Bruce H. Senske

                                        Bruce H. Senske
                                        Interim Chief Executive Officer

                                 TELIDENT, INC.
                       TEN SECOND STREET, N.E., SUITE 212
                          MINNEAPOLIS, MINNESOTA 55413

                                  -------------

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                NOVEMBER 2, 1999

                                 --------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Telident, Inc., a Minnesota corporation (the "Company"), will be held in the Mississippi River North Room of the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, November 2, 1999, at 1:00 p.m. local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

         1. To elect seven directors for the ensuing year and until their successors have been elected and duly qualified;

         2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000; and

         3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on September 8, 1999, are entitled to notice of and to vote at the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Brian D. Wenger


                                        Brian D. Wenger
                                        Secretary

Minneapolis, Minnesota
October 1, 1999

                                 TELIDENT, INC.
                       TEN SECOND STREET, N.E., SUITE 212
                          MINNEAPOLIS, MINNESOTA 55413

                                  -------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                NOVEMBER 2, 1999

                                 --------------


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Telident, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held in the Mississippi River North Room of the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, November 2, 1999, at 1:00 p.m. local time, or at any adjournment or postponement thereof. All shares of common stock and Series III convertible preferred stock represented by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the election of the nominees for director listed herein and for ratification of the appointment of the independent public accountants for the fiscal year ending June 30, 2000. If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         The Notice of Annual Meeting, this Proxy Statement and the related proxy card are first being mailed to shareholders of the Company on or about October 1, 1999.

RECORD DATE AND OUTSTANDING VOTING STOCK

         The Board of Directors has fixed the close of business on September 8, 1999, as the record date for determining the holders of the Company's outstanding voting shares entitled to notice of, and to vote at, the meeting. On that date, there were 3,037,657 shares of common stock and 400,000 shares of Series III convertible preferred stock issued, outstanding and entitled to vote.

REVOCABILITY OF PROXIES

         Any shareholder who executes and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing a later-dated proxy and delivering it to the Secretary of the Company, or by attending the meeting and giving oral notice to the Secretary of the Company. Any written notice delivered to the Secretary of the Company should be sent to Brian D. Wenger, Secretary, Telident, Inc., Ten Second Street, N.E., Suite 212, Minneapolis, Minnesota 55413.

VOTING AND SOLICITATION

         Each shareholder is entitled to one vote, exercisable in person or by proxy, for each share of common stock and each share of Series III convertible preferred stock held of record on the record date.

         Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of voting shares of the Company and will reimburse such persons for their reasonable expenses so incurred.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         The presence, in person or by proxy, of the holders of at least a majority of the voting shares outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

         If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

         If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of August 31, 1999, by (a) each person known to the Company to own beneficially more than five percent of its common stock, (b) each of the Company's directors and nominees for director, (c) the executive officers named in the "Summary Compensation Table" below, and (d) the directors and executive officers as a group. Unless otherwise noted, each person identified below has sole voting and investment power as to the shares shown. Except as otherwise noted below, the Company knows of no agreements among its shareholders which relate to voting or investment power with respect to its common stock.

                                                                       AMOUNT AND
                                                                       NATURE OF
                                                                       BENEFICIAL        PERCENT OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                             OWNERSHIP (1) (2)        (1) (2)
---------------------------------------                             -----------------    ----------------
John D. Wunsch(3) ..............................................        1,719,368             46.4%
FAMCO III, Limited Liability Company(4) ........................        1,717,253             46.4%
    Interchange Tower, Suite 850
    600 S. Highway 169
    Minneapolis, MN 55426
Special Situations Private Equity Fund, L.P.(5) ................          836,942             21.6%
    153 East 53rd Street
    New York, NY 10022
Willis K. Drake(6) .............................................          150,849              5.0%
Mark W. Sheffert(7) ............................................           24,225                *
W. Edward McConaghay(8) ........................................           11,250                *
Scott R. Anderson(9) ...........................................            4,297                *
David F. Durenberger(10) .......................................            3,951                *
Mack V. Traynor(11) ............................................            1,189                *
All directors and executive officers as a group (7 persons) (12)        1,915,129             51.2%

-------------------
 *    Less than 1%.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Unless otherwise indicated, the address for each listed shareholder is c/o Telident, Inc., Ten Second Street, N.E., Suite 212, Minneapolis, Minnesota 55413.

(2) Percentage of beneficial ownership is based on 3,037,657 shares of common stock outstanding as of August 31, 1999. Shares issuable pursuant to the conversion of Series III convertible preferred stock and the exercise of warrants and stock options are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Certain warrants reported herein contain antidilution rights which may be triggered upon exercise. The table reflects (a) a conversion ratio of approximately 2.33 shares of common stock for each share of Series III convertible preferred stock held by FAMCO III, Limited Liability Company ("FAMCO"), based on the 10-day average closing price ending August 31, 1999, and (b) a conversion ratio of approximately 3.18 shares of common stock for each share of Series III convertible preferred stock held by Special Situations Private Equity Fund, L.P. ("Special Situations"), based on the conversion formula applicable to shares held by Special Situations during the special conversion period. See "- Conversion Terms of Series III Convertible Preferred Stock."

(3) John D. Wunsch is the President and Chief Executive Officer of Family Financial Strategies, Inc. ("FFS"), which is an affiliate of FAMCO. As a result, FAMCO's shares are included in the beneficial ownership of Mr. Wunsch and the beneficial ownership of all directors and executive officers as a group. Mr. Wunsch's beneficial ownership also includes 2,115 shares purchasable by Mr. Wunsch pursuant to the exercise of stock options.

(4) Represents 465,064 shares purchasable pursuant to the conversion of 200,000 shares of Series III convertible preferred stock, 200,000 shares purchasable pursuant to the exercise of warrants and 1,052,189 shares of common stock. John D. Wunsch and Greg Nelson are the natural persons who exercise control over FAMCO.

(5) Represents 636,942 shares purchasable pursuant to the conversion of 200,000 shares of Series III convertible preferred stock and 200,000 shares purchasable pursuant to the exercise of warrants. MG Advisers L.L.C. is the general partner of and investment adviser to Special Situations. Austin W. Marxe and David M. Greenhouse are the natural persons who exercise control over Special Situations through MG Advisers L.L.C.

(6) Represents 3,546 shares purchasable pursuant to the exercise of stock options and 147,303 shares of common stock.

(7) Mr. Sheffert is President and Chief Executive Officer of Manchester Companies, Inc. ("Manchester Companies") and its wholly owned subsidiary, Manchester Financial Group, Inc. ("Manchester Financial"). As a result, the 10,000 shares of common stock held by Manchester Financial are included in the beneficial ownership of Mr. Sheffert and in the beneficial ownership of all directors and executive officers as a group. Mr. Sheffert's beneficial ownership also includes 11,187 shares purchasable pursuant to the exercise of stock options and 3,038 shares of common stock.

(8) Represents 10,000 shares purchasable pursuant to the exercise of stock options and 1,250 shares of common stock.

(9) Represents 4,297 shares purchasable pursuant to the exercise of stock options.

(10) Represents 3,764 shares purchasable pursuant to the exercise of stock options and 187 shares of common stock.

(11) Represents 1,189 shares purchasable pursuant to the exercise of stock options.

(12) Represents 465,064 shares purchasable pursuant to the conversion of 200,000 shares of Series III convertible preferred stock, 36,098 shares purchasable pursuant to the exercise of stock options, 200,000 shares purchasable pursuant to the exercise of warrants and 1,213,967 shares of common stock.

CONVERSION TERMS OF SERIES III CONVERTIBLE PREFERRED STOCK

         In general, the 400,000 outstanding shares of Series III convertible preferred stock are convertible at a floating rate which depends on the 10-day average closing bid price of the common stock at the time of conversion.
The following conversion formula applies to the preferred stock:

                                      $2.50
              ----------------------------------------------------
              The lesser of (a) $2.50 or (b) if the 10-day average closing bid price of the common stock is less than $2.50, then 80% of such average price

         The preferred stock also contains antidilution rights which provide that the number of shares issuable upon conversion will be increased if Telident issues new securities at a price less than $2.50 per share.

         Based on a 10-day average closing price for the period ending August 31, 1999, FAMCO and Special Situations would have been entitled to convert each share of their Series III convertible preferred stock into approximately 2.33 shares of common stock.

         Pursuant to a modification agreement, Telident amended the conversion terms that apply to Special Situations, the owner of 200,000 shares of Series III convertible preferred stock. The modification agreement only applies to those shares of common stock which Special Situations receives upon conversion and sells before the last date that the closing bid price of the common shares exceeds $1.75 for a period of 10 consecutive trading days.

         During this special conversion period, the phrase "80% of such average price" in the conversion formula shall not exceed $0.785. In other words, as to those shares which Special Situations is able to sell during the special conversion period, the conversion rate will be approximately 3.18 shares of common stock, as opposed to approximately 2.33 shares of common stock which would otherwise be received upon conversion, for each share of Series III convertible preferred stock. Depending upon the 10-day average closing price at the time of conversion, Telident's average daily trading volume may prevent Special Situations from converting all of its Series III convertible preferred stock during the special conversion period. At the end of the special conversion period, the conversion rate set forth in the modification agreement will no longer apply to the shares of Series III convertible preferred stock then owned by Special Situations.

         The actual number of shares of common stock issuable upon conversion of the shares of Series III convertible preferred stock is subject to adjustment depending on factors that cannot be predicted at this time, such as the future market price of the common stock.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

NOMINEES

         The Board of Directors currently consists of seven members serving one-year terms. Seven persons, all of whom currently serve as directors, have been nominated for election as directors to serve one-year terms expiring in 2000 and until their successors have been elected and duly qualified. There are no family relationships between any director or officer.

         The persons named in the accompanying proxy will vote for the election of the above named nominees, unless authority to vote is withheld. The Board is informed that the nominees are willing to serve as directors; however, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for such other person as the proxies shall, in their discretion, determine. Shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees.

VOTE REQUIRED

         The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting shall be elected to the Board of Directors as directors. An abstention will have the same effect as a vote withheld for the election of directors and a broker non-vote will not be treated as voting in person or by proxy on the proposal. Set forth below is certain information concerning the seven nominees for election as directors. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.


                                                                                        Director
Name                     Age  Principal Occupation              Position with Telident   Since
----                     ---  --------------------              ----------------------   -----
Mark W. Sheffert         52   President and Chief Executive     Chairman of the Board    1990
                              Officer of Manchester
                              Companies, Inc.
W. Edward McConaghay     50   Chief Executive Officer of ViA,   Director                 1997
                              Inc.
Scott R. Anderson(1)     59   Chief Executive Officer of North  Director                 1995
                              Memorial Health Care
Willis K. Drake(1)       76   Private Investor                  Director                 1988
David F. Durenberger(2)  65   President of Public Policy        Director                 1996
                              Partners, LLC
Mack V. Traynor(2)       41   President and Chief Executive     Director                 1998
                              Officer of Neo Networks and
                              President of Manitou
                              Investments, Inc.
John D. Wunsch(1)        51   President and Chief Executive     Director                 1997
                              Officer of Family Financial
                              Strategies, Inc.

-------------------
(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

         MARK W. SHEFFERT has been Chairman of the Board of the Company since May 1994. Mr. Sheffert has been a member of the Board of Directors since 1990. He is President and Chief Executive Officer of Manchester Companies, a private investment and management consulting firm formed in 1993, which provides certain financial advisory services to the Company. From 1990 to 1993, he served as managing partner of Sheffert & Wein, Inc., a management consulting firm. From September 1982 to October 1989, Mr. Sheffert served in various executive positions with First Bank System, Minneapolis, Minnesota, including Chairman and CEO, First Trust Company, FBS Mortgage Company, FBS Card Services, Inc., and FBS Insurance. Mr. Sheffert currently serves on the boards of directors of Fourth Shift Corp., a developer and marketer of client/server based application software for industrial planning and management processes, LifeRate Systems, Inc., a company founded to develop a computer system that could assist physicians in handling the discount demands of managed care organizations, Benedictine Health Dimensions, a provider of management services to long-term care facilities, and Medical Graphics Corporation, a designer and provider of solutions for innovative and non-invasive medical diagnostic systems.

         W. EDWARD MCCONAGHAY has been a member of the Board of Directors of the Company since April 1997. He served as President and Chief Executive Officer of the Company from April 1997 through September 1999. Upon resigning from the Company, Mr. McConaghay became the Chief Executive Officer of ViA, Inc., a wearable personal computing technology company. He was President and Chief Executive Officer of Digital Technics, a telecommunications firm, from 1996 to 1997. During 1995, he was a principal in Key Indicators, a consulting firm specializing in new product and market development for information and technology based businesses. He was Senior Vice President of Sales and Marketing for Deluxe Corporation, a Minnesota check and business forms printing company, from December 1993 to January 1995. From 1983 to 1993, he served in various executive positions at Northern Telecom, Ltd. Mr. McConaghay currently serves on the board of directors of Medical Graphics Corporation.

         SCOTT R. ANDERSON joined the Board of Directors in July 1995. Mr. Anderson is Chief Executive Officer of North Memorial Health Care in Robbinsdale, Minnesota. He has been associated with North Memorial since August 1964, serving 17 years as Executive Vice President, and since 1981 in the position of President and Chief Executive Officer. During his career he has served as a member of many committees and boards, both locally and nationally, and has served as chairman of the board of the following organizations:
Metropolitan Healthcare Council (Council of Hospital Corporations), Health Employers, Inc., Healthcare Education and Research Foundation and Medical Alley. He currently serves as a director of EMPI, Inc., a rehabilitative medical device company.

         WILLIS K. DRAKE has been a member of the Board of Directors since 1988. Mr. Drake has been a private investor over the last ten years. He served as Chairman of the Board of the Company from 1989 to August 1993. Mr. Drake spent the early years of his career with Univac in a sales and marketing capacity. He later became a founder of Control Data Corporation. In 1969, he became founder, Chairman and President of Data Card Corporation, a manufacturer of high-performance embossing/encoding equipment for the plastic card industry. When he retired in 1983, Data Card had sales in excess of $100 million. Since his retirement, Mr. Drake has used his entrepreneurial, management, marketing and technical experiences to assist a variety of companies. He serves as a director of Analysts International Corporation, a provider of computer software services, Digi International, a provider of data communications products, and Innovex, Inc., a fabricator of flexible circuit applications for the disk drive industry.

         DAVID F. DURENBERGER has been a member of the Board of Directors since October 1996. Mr. Durenberger is President of a health care consultant firm, Public Policy Partners, LLC, a Senior Fellow for the University of St. Thomas Graduate School of Business, and Chairman of the National Institute of Health Policy, a partnership between the University of Minnesota and the University of St. Thomas. Previously he served as a United States Senator for the state of Minnesota from 1978 to 1995. Mr. Durenberger has over 20 years of public service, and while a U.S. Senator, served on several committees including the Finance, Select Intelligence, and Office of Technology committees. In addition, he has chaired or been the executive director of numerous committees on both a state and national level. In November 1995, Mr. Durenberger plead guilty to misdemeanor charges of falsifying a statement for reimbursement of $425.

         MACK V. TRAYNOR has been a member of the Board of Directors since March 1998. Mr. Traynor is a private investor and President and Chief Executive Officer of Neo Networks, a private development stage company designing high speed data communications equipment, and President of Manitou Investments, Inc., a private investment and business management firm. He served as President, Chief Operating Officer, and as a director of Eltrax, a nationwide provider of networking products and managed services from 1995 to 1997. Mr. Traynor was the chief architect for that company's shift in strategy and dramatic growth through acquisition. He continues to serve on the Eltrax board of directors. Prior to joining Eltrax, Mr. Traynor served as President and Chief Operating Officer of Military Communications Center, Inc., a company which provided telecommunications services to U.S. military personnel and which was acquired by WorldCom, Inc. in October 1994. Prior to joining Military Communications Center, Inc., Mr. Traynor served in executive positions with US West, most recently as President of US West Enterprises Technologies Division. Mr. Traynor is on the board of directors of HEI, Inc., a designer and manufacturer of ultraminiature microelectronic devices and high technology products incorporating such devices.

         JOHN D. WUNSCH has been a member of the Board of Directors since July 1997. Mr. Wunsch has been President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory firm, since January 1997. Family Financial Strategies, Inc. specializes in services to high net worth families and manages a diversified investment strategy, including several equity pools and direct investments in real estate, venture capital, energy and other non-traditional investments throughout the country. From 1990 to January 1997, he served as President of Perrybell Investments, a registered investment advisory firm. Mr. Wunsch is a director of ADC Telecommunications, Inc., a provider of hardware and software systems and integrated solutions that enable the building and upgrading of communications networks, and Medical Graphics Corporation.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors held a total of five meetings and took action by written consent once during the fiscal year ended June 30, 1999. No director attended fewer than 75% of the total number of meetings of the Board of Directors or committees of the Board of Directors held in fiscal year 1999, except that Mr. Durenberger attended 60% of the total number of meetings of the Board of Directors held in fiscal year 1999. The Board of Directors has established Audit and Compensation Committees, both of which consist of only non-employee directors.

         The Audit Committee, which consists of Messrs. Durenberger and Traynor, held one meeting during fiscal year 1999. This committee makes recommendations to the Board of Directors regarding the appointment of independent accountants, reviews the results and scope of audit and other services provided by the Company's independent accountants and reviews and evaluates the Company's audit and control functions.

         The Compensation Committee, which consists of Messrs. Anderson, Drake and Wunsch, held one meeting during fiscal year 1999. This committee reviews and recommends to the Board of Directors the compensation guidelines for executive officers and other key employees. This committee also makes recommendations regarding the Company's 1998 Stock Option Plan, administers such plan and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

DIRECTOR COMPENSATION

         Directors currently do not receive any cash compensation from the Company for their service as members of the Board of Directors, although members are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Non-employee directors receive periodic option grants under the Company's 1998 Stock Option Plan.

         On the first day of each quarter during the last two fiscal years, each non-employee director was granted an option to purchase 188 shares of common stock at exercise prices ranging from $2.00 to $4.50 as a quarterly retainer. For each Board meeting attended during such fiscal years, each non-employee director was granted an option to purchase 125 shares of common stock at exercise prices ranging from $1.563 to $5.00 (other than the Chairman of the Board who received an option to purchase 250 shares of common stock at exercise prices ranging from $1.563 to $5.00 for each Board meeting attended). Each non-employee director was also granted an option to purchase 63 shares of common stock at exercise prices ranging from $2.50 to $5.00 for each committee meeting personally attended, not to exceed options to purchase 188 shares per committee member for the year. In addition to the quarterly grant given to non-employee directors, the Chairman of the Board also received an option to purchase 250 shares of common stock at exercise prices ranging from $2.00 to $5.372 as a monthly retainer.

                                 PROPOSAL NO. 2

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 2000. A proposal to ratify that appointment will be presented to shareholders at the meeting. If the shareholders do not ratify such appointment, another firm of independent public accountants will be selected by the Board of Directors. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to compensation earned by the Company's President and Chief Executive Officer (the "Named Executive Officer") for the fiscal years ended June 1997, 1998 and 1999. The Company has no formalized employment agreement with its executive officer.

                                            SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                ----------------------------------
                                                               ANNUAL
                                                            COMPENSATION                      AWARDS
                                                      -----------------------   ----------------------------------
                                                                                 SECURITIES         ALL OTHER
                                                        SALARY       BONUS       UNDERLYING        COMPENSATION
                                              YEAR        ($)         ($)        OPTIONS (#)           ($)
                                             ------   ----------   ----------   -------------   ------------------

W. Edward McConaghay(1)....................   1999     165,000       32,400              -              -
   President and Chief Executive Officer      1998     165,000            -              -              -
                                              1997      41,250            -         25,000              -

---------------
(1) Mr. McConaghay's employment with the Company commenced on April 1, 1997 and terminated on September 24, 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth each grant of stock options during the fiscal year ended June 1999 to the Named Executive Officer. No SARs were granted during such fiscal year.


                                                          INDIVIDUAL GRANTS
                         -----------------------------------------------------------------------------------
                              NUMBER OF           PERCENT OF TOTAL
                              SECURITIES         OPTIONS GRANTED TO
                              UNDERLYING         EMPLOYEES IN FISCAL      EXERCISE PRICE       EXPIRATION
NAME                       OPTIONS GRANTED              YEAR                 ($/SHARE)            DATE
-----------------------  -------------------   -----------------------   ----------------   ----------------
W. Edward McConaghay...           0                      0                      N/A               N/A

                                  OPTION VALUES

         The following table sets forth information concerning the unexercised options held by the Named Executive Officer as of the end of fiscal year 1999. No options were exercised by the Named Executive Officer during fiscal year 1999. No SARs were exercised by the Named Executive Officer during fiscal year 1999 or were outstanding at the end of that fiscal year.


                                  NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                   OPTIONS AT FY-END                   AT FY-END ($) (1)
                           ---------------------------------    -------------------------------
      NAME                  EXERCISABLE       UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-----------------------    --------------    ---------------    --------------  ---------------
W. Edward McConaghay...        10,000            15,000               0                0

---------------
(1) Value is based on the June 30, 1999 closing price of $1.75 per share of common stock as listed on the Nasdaq SmallCap Market less the option exercise price.

EXECUTIVE COMPENSATION PLAN

         The Board of Directors adopted an executive compensation plan for fiscal year 1999, which was based on the Company's profitability for the year. The plan provided for cash bonuses to be paid from a bonus pool consisting of up to 30% of the Company's annual profits. The Company paid bonuses in the aggregate of $48,900 pursuant to the plan during fiscal year 1999, of which $32,400 was paid to W. Edward McConaghay, the Company's President and Chief Executive Officer during such fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 28, 1997, the Board of Directors offered more favorable conversion terms on its 10% Subordinated Convertible Debentures to avoid default, conserve cash and contribute to the Company's net tangible assets. Conversion of such securities was offered at a conversion price of $4.50 per share. Additionally, for every two shares of common stock issued in conjunction with the conversion, the Company agreed to issue a two-year warrant to purchase one share of common stock at an exercise price of $5.64 per share. During fiscal year 1997, Willis K. Drake and John Sagan, both directors, converted all of their individual debenture holdings into 29,167 and 11,667 shares, respectively. In connection with such conversion, Messrs. Drake and Sagan obtained warrants to purchase 14,583 and 5,833 shares of common stock, respectively. As of July 15, 1998, all of the principal and accrued interest on the debentures had been converted into shares of common stock or paid in full.

         On July 23, 1997, the Company concluded a $1,250,000 equity private placement for which FAMCO was issued 277,778 shares of Series II convertible preferred stock. FAMCO subsequently converted all of its Series II Convertible Preferred Stock into 1,052,189 shares of common stock, representing approximately 60.6% of the Company's common stock, at a conversion price of $1.188 per share, the per share market price of the common stock at the time of conversion. FAMCO also was issued a warrant to purchase up to 364,907 shares of common stock (as adjusted pursuant to previously triggered antidilution rights) at an exercise price of $4.83 per share. The warrant expired unexercised in July 1999. John D. Wunsch, President and Chief Executive Officer of Family Financial Strategies, an affiliate of FAMCO, became a director of the Company in connection with such private placement.

         On April 8, 1998, the Board of Directors approved a consulting agreement by and between the Company and Mack V. Traynor, a member of the Board of Directors (the "Consulting Agreement"). The services provided by Mr. Traynor to the Company under the Consulting Agreement include (a) reviewing and refining the Company's strategic growth plan, (b) assisting the Company in strategy implementation and business growth, and (c) developing investment banking and financial markets relationships for the Company. As compensation for his consulting services, the Company issued a warrant to Mr. Traynor, entitling him to purchase 100,000 shares of Common Stock at $1.188 per share. The following terms of the warrant were amended in March 1999. The warrant will vest to the extent of 100% of the shares purchasable thereunder upon the sale of substantially all of the assets of the Company to a non-affiliated entity or the merger or consolidation of the Company with a non-affiliated entity where the Company is not the surviving entity. The warrant will vest to the extent of 40% of the shares purchasable thereunder upon the closing of any merger or consolidation of the Company with a non-affiliated entity where the Company is the surviving entity or the closing of an acquisition of all of the stock or substantially all of the assets of a non-affiliated entity by the Company. Depending upon the consideration paid or payable in connection with a merger, consolidation or acquisition in which the Company is the surviving entity, the warrant may vest to the extent of an additional 20%, 40% or 60% of the shares purchasable thereunder. Unless extended as provided in the warrant, the warrant will expire upon the earlier of (a) the second anniversary of the date on which any portion of the warrant becomes exercisable, or (b) the date on which the Consulting Agreement is terminated, if prior to the occurrence of an event which prompts the vesting of all or a portion of the warrant.

         On June 13, 1998, the Company entered into an engagement agreement by and between the Company and Manchester Financial (the "Engagement Agreement") under which Manchester Financial agreed to assist the Company with the acquisition of certain target companies. Under the terms of the Engagement Agreement, Manchester Financial is entitled to receive $6,500 as a monthly retainer and reimbursement of out-of-pocket expenses incurred on behalf of the Company. In addition, Manchester Financial is entitled to receive an accomplishment fee upon the closing of the Company's acquisition of a target company. This fee consists of a cash payment equal to 3% of the total acquisition consideration and a five-year warrant to purchase 100,000 shares of the Company's common stock. Pursuant to the Engagement Agreement, the Company issued a warrant to Manchester Financial entitling it to purchase 25,000 shares of common stock at $2.688 per share effective June 13, 1998. The Company also issued a warrant to Kenneth W. Hager pursuant to the Engagement Agreement entitling him to purchase 25,000 shares of common stock at $2.688 per share effective June 13, 1998. These warrants were exercisable through their fifth anniversary. The terms of these warrants were finalized in October 1998. Effective December 31, 1998, Manchester Financial and Kenneth W. Hager agreed to the cancellation of such warrants. Mark W. Sheffert, a member of the Board of Directors, is President and Chief Executive Officer of Manchester Companies and Manchester Financial. Bruce H. Senske, the Company's Interim Chief Executive Officer, is a Vice President at Manchester Companies. Kenneth W. Hager is an employee and Managing Director of Manchester Financial.

         In August 1998, the Company concluded a private placement of equity in which it issued 400,000 shares of Series III convertible preferred stock to two institutional investors, FAMCO and Special Situations, in exchange for $1,000,000. As of August 31, 1999, each share of the Series III convertible preferred stock was convertible at the option of the holder into common stock at a floating rate which depended on the 10-day average closing bid price of the common stock at the time of conversion. Based on the 10-day average closing price ending August 31, 1999, $1.3439 per share, the conversion ratio on the Series III convertible preferred stock was approximately 2.33 for 1. Telident subsequently amended the conversion terms applicable to Special Situations. See "Security Ownership of Certain Beneficial Owners and Management." The investors in this private placement also received, in the aggregate, warrants to purchase 400,000 shares of common stock. The warrants are exercisable at $3.125 per share and expire in October 2000. The warrants also contain antidilution rights which provide that the number of shares issuable upon exercise will be increased if the Company issues new securities at a price less than $2.50 per share. The Company may call the warrants if the bid price of the common stock equals or exceeds $4.375 per share for at least 10 consecutive trading days immediately before the call. The Company may not call the warrants during any period in which the registration of the shares underlying the warrants is not effective. The funds, which were placed into escrow accounts during April 1998, were released to the Company and the shares and warrants, which were also placed into escrow accounts during April 1998, were released to the investors in August 1998 upon the Company's certification to the investors that it complied with the continued listing requirements of the Nasdaq SmallCap Market. As the President and Chief Executive Officer of Family Financial Strategies, an affiliate of FAMCO, John D. Wunsch was an interested party to this transaction.

         On March 1, 1999, the Company entered into a one-year consulting agreement with Manchester Financial. Pursuant to the consulting agreement, Manchester Financial agreed to provide consulting services to the Company regarding financial and capitalization matters. The fee under this agreement was $25,000 or 10,000 shares of Telident common stock. In March 1999, the Company issued 10,000 shares of its common stock to Manchester Financial in connection with the consulting agreement. Mark W. Sheffert, a member of the Board of Directors, is President and Chief Executive Officer of Manchester Companies and Manchester Financial. Bruce H. Senske, the Company's Interim Chief Executive Officer, is a Vice President at Manchester Companies.

         On the first day of each quarter during each of the last two fiscal years, each non-employee director was granted an option at or above fair market value on date of grant to purchase 188 shares of common stock at exercise prices ranging from $2.00 to $4.50 as a quarterly retainer. For each Board meeting attended during such fiscal years, each non-employee director was granted an option at or above fair market value on date of grant to purchase 125 shares of common stock at exercise prices ranging from $1.563 to $5.00 (other than the Chairman of the Board who received an option to purchase 250 shares of common stock at exercise prices ranging from $1.563 to $5.00 for each Board meeting attended). Each non-employee director was also granted an option at or above fair market value on date of grant to purchase 63 shares of common stock at exercise prices ranging from $2.50 to $5.00 for each committee meeting personally attended, not to exceed options to purchase 188 shares per committee member for the year. In addition to the quarterly grant given to non-employee directors, the Chairman of the Board also received an option to purchase 250 shares of common stock at exercise prices ranging from $2.00 to $5.372 as a monthly retainer.

         The Company believes that all of the transactions set forth herein were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, if any, between the Company and its officers, directors, and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested non-employee directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

INDEMNIFICATION

         The Company's Articles of Incorporation limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Minnesota Business Corporations Act. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

                            MANAGEMENT OF THE COMPANY

         The following table provides information with respect to the Company's executive officer. Such executive officer has been appointed to serve until his successor is duly appointed by the Board of Directors or his earlier removal or resignation from office.

                  NAME              AGE   POSITION
                  ----              ---   --------
                  Bruce H. Senske   44    Interim Chief Executive Officer

         BRUCE H. SENSKE has been a Vice President at Manchester Companies since June 1998. Mr. Senske served as the President, Chief Executive Officer, Chief Financial Officer and Treasurer of U-Ship, Inc. from January 1993 to June 1998, with the exception of June and July 1997. From 1988 to 1992, Mr. Senske was Vice President of Strategic Marketing and Product Planning at Vocam Systems, Inc., which became a division of the Pitney Bowes Company, a manufacturer of transportation management software systems, in 1990.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and to provide the Company with copies of all such reports. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the past fiscal year, its officers, directors and greater than ten percent shareholders complied with applicable filing requirements, except that seven reports on Form 5 setting forth the issuances during fiscal year 1999 of options to purchase an aggregate of 11,827 shares of common stock by Messrs. Wunsch, Drake, Traynor, Sheffert, McConaghay, Anderson and Durenberger were not filed on a timely basis.

                              SHAREHOLDER PROPOSALS
                           FOR THE 2000 ANNUAL MEETING

         If a shareholder of the Company wishes to present a proposal for consideration for inclusion in the proxy materials for the 2000 Annual Meeting of Shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of the Company, Ten Second Street, N.E., Suite 212, Minneapolis, Minnesota 55413, Attn: Secretary, no later than June 3, 2000. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a shareholder notifies the Company of his or her intent to present a proposal for consideration at the 2000 Annual Meeting of Shareholders after August 17, 2000, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                          ANNUAL REPORT ON FORM 10-KSB

         A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, as filed with the SEC, including the financial statements and the financial statement schedules thereto, accompanies this Notice of Annual Meeting, Proxy Statement and related proxy card. The Company will furnish to any person whose proxy is being solicited any exhibit described in the exhibit index accompanying the Form 10-KSB, upon the payment, in advance, of fees based on the Company's reasonable expenses in furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Bruce
H. Senske, Interim Chief Executive Officer, at the Company's principal address.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Bruce H. Senske

                                        Bruce H. Senske
                                        Interim Chief Executive Officer

Minneapolis, Minnesota
October 1, 1999

                                 TELIDENT, INC.





TELIDENT, INC.
TEN SECOND STREET N.E., SUITE 212                                          PROXY
MINNEAPOLIS, MINNESOTA 55413

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder of Telident, Inc., a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated October 1, 1999, and hereby appoints Bruce H. Senske and Mark W. Sheffert, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Mississippi River North Room of the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, November 2, 1999, at 1:00 p.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.



                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                               PLEASE DETACH HERE



                                                                                 [ ]  FOR all nominees  [ ]  WITHHOLD
      1. To elect seven directors for the ensuing year and until                      listed at left         AUTHORITY
         their successors have been elected and duly qualified.                       (except as marked      to vote for
                                                                                      to the contrary        all nominees
                                                                                      below)                 listed at left
         01 Mark W. Sheffert        04 Willis K. Drake      07 John D. Wunsch
         02 W. Edward McConaghay    05 David F. Durenberger
         03 Scott R. Anderson       06 Mack V. Traynor
                                                                                 -------------------------------------------------
      (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,   |                                               |
      WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   |                                               |
                                                                                 -------------------------------------------------
      2. To ratify the appointment of Deloitte & Touche LLP as the Company's     [ ] For       [ ]   Against       [ ]    Abstain
         independent public accountants for the fiscal year ending June 30,
         2000.

      3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO
      DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A
      QUORUM.

      Address Change?  Mark Box [ ]                                              Date:
      Indicate changes below:



                                                                               -----------------------------------------------------
                                                                                 Signature(s) in Box

                                                                                 (If there are co-owners, both must sign.)

                                                                                 PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.
                                                                                 WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD
                                                                                 SIGN. IF SIGNING AS ATTORNEY, EXECUTOR,
                                                                                 ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE
                                                                                 FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN
                                                                                 IN FULL CORPORATE NAME BY PRESIDENT OR OTHER
                                                                                 AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN
                                                                                 IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.